UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

ZENDESK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following Q&A was shared with employees of Zendesk, Inc. in connection with that certain Agreement and Plan of Merger, dated as of June 24, 2022, by and among, Zendesk, Inc., Zoro BidCo, Inc., and Zoro Merger Sub, Inc. (the “Merger Agreement”) on June 24, 2022:

Employee FAQs

What was announced?

Zendesk announced it has entered into a definitive agreement to be acquired by Hellman & Friedman and Permira in an all-cash transaction that values Zendesk at approximately $10.2 billion. Under the terms of our agreement, Zendesk shareholders will receive $77.50 per share. At the close of the acquisition, Zendesk will become a private company and our stock will no longer trade on the public market.

Who are Hellman & Friedman and Permira, and why are they acquiring Zendesk?

Hellman & Friedman and Permira are global private equity firms that have been operating for over 30 years. They seek to make investments in companies across a broad range of industries, with a specific focus and expertise in leading, large-scale technology and software businesses like Zendesk. They are committed to accelerating product innovation, and investing in go-to-market. They take a collaborative approach to working with their portfolio companies’ management teams and provide resources and sector insight to help drive growth and profitability as well as manage through the complexity of business practices, customer relationships and strategy to drive long-term value.

Both Hellman & Friedman and Permira view Zendesk as an extraordinary business that has revolutionized how companies engage with their customers. They recognize that our customer-first approach and dedication to user experience have propelled the business to achieve an incredible amount over the last 15 years. And they believe, like us, that the best is yet to come. With this acquisition, both have underscored their belief in the market opportunity for Zendesk and envision supporting continued investment in growth and innovation to accelerate our leading capabilities.

What does it mean to be a private company?

Once the acquisition closes, Zendesk will continue to operate as an independent company, though under the ownership of Hellman & Friedman and Permira. Our stock will no longer trade on the public market. Until the acquisition closes, we will continue to operate as a publicly traded company, independent of Hellman & Friedman and Permira, and continue to provide regular financial reporting (e.g., earnings) to the market.

As a private company, Zendesk will no longer publicly report quarterly financials, which could afford the company a longer term lens on reporting and performance. Further, the investor group including Hellman & Friedman and Permira bring access to ample capital for Zendesk to pursue large or transformational ideas to drive greater value for the company.

How will Zendesk benefit from this acquisition / being taken private?

These firms will be great partners for Zendesk as they have significant sector expertise from investments in other leading software businesses, and have a track record of working together to drive sustainable growth in large scale technology companies like ours.

We are confident that now is the time to take advantage of their resources, expertise, and insights to accelerate and scale our growth strategy, and provide even greater value for customers. This includes seizing our potential with enterprise customers, leading the transformation to conversational CRM and unlocking the power of customer intelligence.

Though we will continue to have ambitious growth and profitability goals, operating as a private company can enable us to better invest in these long-term strategies in a way that is often difficult in the environment of quarterly reporting cycles required by the public markets.

How will Hellman & Friedman and Permira’s joint ownership of Zendesk work / look?

Following the close of the acquisition, our business goals and operations will remain largely the same. We will have a new board of directors but our management team and employees will still be responsible for our strategy and execution. Our new board will be appointed and designated by Hellman & Friedman and Permira rather than elected by public stockholders.

When will the acquisition close?

The closing of the acquisition is expected later this year, and is subject to approval by Zendesk’s stockholders, receipt of regulatory approvals, and other customary closing conditions.

What will happen to the Zendesk management team?

Senior management, Hellman & Friedman and Permira are committed to the employees and customers of Zendesk. We don’t anticipate any changes to management as a result of this acquisition.

Will anything change with respect to my pay, bonus or benefits?

There are no anticipated changes to compensation and benefits in connection with this acquisition. Hellman & Friedman and Permira have made it clear that they are investing in Zendesk in large part because of our talented team. They are focused on growth and know that competitive compensation and benefits are essential for our people to chart our continued success. More information regarding the new employee equity incentive programs will be made available at the appropriate time.

What happens to my RSUs?

When the acquisition closes, your outstanding RSUs will convert into the right to receive cash equal to $77.50 per RSU, the purchase price per share in the acquisition, subject to your existing vesting schedule.

What happens to my options?

When the acquisition closes, all outstanding and vested options that are “In the money” (i.e. with an exercise price less than $77.50) will be exchanged for a cash payment equal to the difference between the acquisition price of $77.50 and the exercise price of the option (the “Option Value”). All outstanding unvested options that are in the money will be assumed and substituted into the right to receive the Option Value subject to the vesting schedules associated with your current options. Outstanding options that are not in the money will be canceled as of the close of the transaction. However, following the closing of the transaction, Hellman & Friedman and Permira anticipate putting in place a customary private company incentive program to continue sharing in value creation with employees.

As a result of this acquisition, will there be layoffs?

As we discussed in the last leadership Q&A, the global economy is changing, and we’re facing some challenging macroeconomic realities in the near term. We’re doing everything possible to put Zendesk in the best position to navigate these challenges and meet expectations about our revenue growth and profitability. That’s why over the last several weeks, we’ve asked everyone to make adjustments–some big, some small– to strengthen our bottom line. And we will continue to evaluate conditions and make the necessary decisions to manage the business accordingly. We commit to as much transparency as possible in making these decisions.

When the acquisition closes, will I have to start coming into an office? Will I have to relocate?

We don’t anticipate any changes to our fully-flexible digital first approach as a result of the acquisition.

When the acquisition closes, will we maintain our headquarters in San Francisco? Are we closing any of our offices? Will our global footprint change?

We don’t anticipate any changes to our fully-flexible digital first approach as a result of the acquisition. As we’ve shared before, our move to fully flexible has and will continue to necessitate some changes to our offices and we’ll be sure to communicate those changes. And this will be an ongoing conversation as we’ll continue to monitor office use globally and make adjustments to our office spaces as needed.

Will the company’s strategy change?

Hellman & Friedman and Permira are investing in the company because they believe in our platform and strategy. We will continue to execute against our strategy, which includes:

•

leveraging the world’s most recognized brand in customer service to further accelerate Zendesk’s growth in the enterprise, the success of which is demonstrated by its substantial growth in customers with over $250 thousand in ARR, which represented 39% of total ARR as of the first quarter of 2022;

•

reinforcing our leadership in the transformative Conversational CRM space, enabling businesses to meet and exceed the ever increasing demands of its customers for instant, contextual and convenient service on their terms; and

•	unlocking the power of billions of customer interactions to create additional value for businesses by empowering them with rich, multi-dimensional customer intelligence capabilities and insights.

How will this acquisition impact Zendesk’s product roadmap?

We don’t anticipate any changes to our existing product roadmap. As always product roadmaps are forward looking and subject to change. Any updates to current roadmaps will be communicated through our standard channels. Hellman & Friedman and Permira both have a strong track record of investing behind R&D in the companies in which they invest.

When the acquisition closes, what will happen to the Zendesk brand?

We don’t anticipate any changes to our brand as a result of the acquisition.

Can I post about this on social media?

You can reshare or like posts by Zendesk CEO Mikkel Svane or from the Zendesk brand handles and channels. Otherwise, please refrain from posting and if you reshare, refrain from adding any commentary, or sharing posts from other sites (like news outlets) about the deal.

Can I trade Zendesk stock between now and when the transaction closes?

The current trading window is closed. And until the acquisition closes, we expect trading windows to open and close in accordance with our normal practice.

An investor / shareholder, industry analyst, or member of the press reached out to me. What should I do?

•	For investor / shareholder inquiries, please refrain from responding and forward the request to ir@zendesk.com.

•

For press inquiries, please refrain from responding and forward the request to: press@zendesk.com. For industry analyst inquiries (e.g. Gartner, Forrester), please refrain from responding and forward the request to: zendesk-analyst-relations@zendesk.com.

Where can I get more information?

Please join us for a leadership Q&A on Monday, 6/27 at 8:30 am PT or 4:30 pm PT. Details, including a link to a Sli.do, will be on your calendars and COMET. These sessions will not be recorded.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Zendesk, Inc. (“Zendesk”). In connection with the proposed transaction, Zendesk will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Zendesk’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Zendesk may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Zendesk’s stockholders for their consideration. Before making any voting decision, Zendesk’s stockholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.

Zendesk’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Zendesk, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Zendesk, Inc., 989 Market Street, San Francisco, CA 94103, Attention: Investor Relations, email: ir@zendesk.com, or from Zendesk’s website www.zendesk.com.

Participants in the Solicitation

Zendesk and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Zendesk’s directors and executive officers is available in Zendesk’s Annual Report on Form 10-K/A, which was filed with the SEC on May 2, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the proposed transaction. Factors leading thereto may include, without limitation, the risks related to Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets; the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Zendesk’s business; economic or other conditions in the markets Zendesk is engaged in; impacts of actions and behaviors of customers, suppliers and competitors; technological developments, as well as legal and regulatory rules and processes affecting Zendesk’s business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; the possibility that Zendesk stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Zendesk’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Zendesk to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the pending proposed transaction could distract management of Zendesk; and other specific risk factors that are outlined in Zendesk’s disclosure filings and materials, which you can find on www.zendesk.com, such as its 10-K, 10-Q and 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Zendesk assumes no obligation to update any written or oral forward-looking statement made by Zendesk or on its behalf as a result of new information, future events or other factors, except as required by law.

The following Slack Post was shared with employees of Zendesk, Inc. in connection with the Merger Agreement on June 24, 2022 along with a video whose script is copied below:

SLACK POST

From: ZEN CEO

Posted to: #Zendesk-announce

Sent to: employees@zendesk.com; contingentworkers@zendesk.com

Date / Time: Just after press release goes live; day of announcement

Hey folks,

Moments ago, we announced we are to be acquired by Hellman & Friedman and Permira in an all-cash transaction that values Zendesk at approximately $10.2 billion. Under the terms of our agreement, Zendesk shareholders will receive $77.50 per share.

Wanted to get you some of my thoughts about that as quickly as possible—so please watch the video below.

I’m sure you’ve got questions - we’ve got an FAQ going, and on Monday we’re going to host leadership Q&As at 8:30 a.m. and 4:30 p.m. pacific..

See you all then.

-Mikkel

PS. Additional, formal and required information on this link: https://investor.zendesk.com/ir-home/acquisition

VIDEO SCRIPT

Hi everyone, I know this message is reaching many of you very early (good morning, San Francisco!) and some of you are asleep or well on your way. But I wanted to make sure as you were reading the news of what we just announced – which is that Zendesk will be acquired by Hellman & Friedman and Permira – you heard from me directly.

You should know that the announcement today is just the first step in the sales process. We expect the acquisition to close sometime later this year after shareholder and regulatory approvals and we meet a whole bunch of other closing conditions I won’t go into detail about here.

Our plan and strategy won’t change. And that’s to keep building beautiful products and build great relationships with our customers. You know we have a further enterprise push as part of our strategy. We also wanna help our customers embrace this new era of Conversational CRM. And we’re working towards a future where Zendesk is a system of intelligence for all kinds of customer interactions so we can help them get real and actionable insights out of their data.

You may be asking how we got here when just a couple weeks ago I was telling you about our strategic review and that we’d stay an independent company. And I tell you what. Life happened. Sometimes these are the twists and turns that define our lives and our destinies. But beneath it all is the board’s and management team’s clear commitment to always doing what’s best for the company and all its stakeholders.

I don’t know if you know who our key shareholders are today. Probably not. And you probably don’t know who Hellman & Friedman or Permira are either. And in many ways you shouldn’t care. We just have new shareholders now. Not in the public markets but in the private markets. So in many ways we’re a startup again, and these guys are our new VCs.

We talked alot about the challenging economic environment right now in our last Q&A. And I know you know this is real and can’t be ignored. Many companies are going through hard times unfortunately. The companies that make it through times like this are the ones willing to make decisions that may not be understood in the short-term but ultimately will make them better and stronger companies in the long-term. I see this as a real opportunity to ride through these next years outside of the turbulent public market. Because the next year may bring a global recession and further macroeconomic uncertainty and instability.. And who knows. Maybe we’ll take the company public again years from now, when the markets are more favorable and we’ve taken things to the next level.

Hellman & Friedman and Permira will be great VCs for us. They have a ton of software experience, and know our market inside and out as they’ve invested in plenty of CRM and CX companies over the years.

I hope you know that this is validation of our team’s outstanding work and the start of a new chapter for Zendesk, for our customers and for our partner ecosystem. Our new partners are as focused as we are on investing in and growing our business to create long-term value.

Thanks for being on this ride with us. And it’s been quite a ride. We know this is coming at you fast and at the start of a weekend, no less. But hope to see you at the Q and A on Monday and as always, thanks for everything you do for Zendesk.

The following communications was shared with employees of Zendesk, Inc. in connection with the Merger Agreement on June 24, 2022:

Leadership Q&A Invite Text

From: ZEN Internal Comms

Posted to: Employees’ calendars & COMET

Date / Time: Just after Zendesk-announce post, day of announcement

Per Mikkel’s Slack announcement, we’re hosting a Q&A session with a few members of our leadership team. The Slido is open. As this will not be recorded, we have two sessions to accommodate time zones.

•	How do I watch? Use this zoom link.

•	Questions? Add questions to the Slido (code #) and vote on the ones you’d like answered.

The following Tweet was published by Zendesk, Inc. in connection with the Merger Agreement on June 24, 2022:

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Zendesk, Inc. (“Zendesk”). In connection with the proposed transaction, Zendesk will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Zendesk’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that Zendesk may file with the SEC and send to its stockholders in connection with the proposed transaction. The proposed transaction will be submitted to Zendesk’s stockholders for their consideration. Before making any voting decision, Zendesk’s stockholders are urged to read all relevant documents filed or to be filed with the SEC, including the Proxy Statement, as well as any amendments or supplements to those documents, when they become available because they will contain important information about the proposed transaction.

Zendesk’s stockholders will be able to obtain a free copy of the Proxy Statement, as well as other filings containing information about Zendesk, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Zendesk, Inc., 989 Market Street, San Francisco, CA 94103, Attention: Investor Relations, email: ir@zendesk.com, or from Zendesk’s website www.zendesk.com.

Participants in the Solicitation

Zendesk and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Zendesk’s directors and executive officers is available in Zendesk’s Annual Report on Form 10-K/A, which was filed with the SEC on May 2, 2022. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements include those set forth above relating to the proposed transaction as well as those that may be identified by words such as “will,” “intend,” “expect,” “anticipate,” “should,” “could” and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected, including regarding the proposed transaction. Factors leading thereto may include, without limitation, the risks related to Ukraine conflict or the COVID-19 pandemic on the global economy and financial markets; the uncertainties relating to the impact of the Ukraine conflict or the COVID-19 pandemic on Zendesk’s business; economic or other conditions in the markets Zendesk is engaged in; impacts of actions and behaviors of customers, suppliers and competitors; technological developments, as well as legal and regulatory rules and processes affecting Zendesk’s business; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into pursuant to the proposed transaction; the possibility that Zendesk stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Zendesk’s common stock; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Zendesk to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; the risk the pending proposed transaction could distract management of Zendesk; and other specific risk factors that are outlined in Zendesk’s disclosure filings and materials, which you can find on www.zendesk.com, such as its 10-K, 10-Q and 8-K reports that have been filed with the SEC. Please consult these documents for a more complete understanding of these risks and uncertainties. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of these materials, and Zendesk assumes no obligation to update any written or oral forward-looking statement made by Zendesk or on its behalf as a result of new information, future events or other factors, except as required by law.